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                                                                    EXHIBIT 5(a)





December 14, 1995



ALLIED Group, Inc.
701 Fifth Avenue
Des Moines, IA  50391-2000

Re:     Registration Statement on Form S-8
        The ALLIED Group Employee Stock Ownership Plan

Gentlemen:

        In connection with the registration under the Securities Act of 1933, as amended, of 797,205 shares of Common Stock, no par value, of ALLIED Group, Inc. (the "Company"), I have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on December 15, 1995 (the "Registration Statement"), corporate records, certificates of public officials, Company officers, and such other documents as I deemed appropriate or necessary for the purpose of rendering this opinion.

        Based on the foregoing, it is my opinion that the 797,205 shares of Common Stock of the Company covered by the Registration Statement have been duly authorized and, when issued and sold in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and non-assessable.

        I consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to myself under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

Sincerely,



/s/  Cheryl M. Critelli

Cheryl M. Critelli
Associate Corporate Counsel

CMC/ljb